Exhibit 99.1

Royale Energy, Inc. Announces 2nd Qtr and Six Month 2004 Earnings

SAN DIEGO, August 11, 2004 - Royale Energy, Inc. (NASDAQ: ROYL) reported financial results for the three and six month periods ending June 30th, 2004.

Total revenue for the three months ending June 30th, 2004 was $6,392,400, a 26.8% increase compared to $5,042,528 for the same period in 2003.

Net income for the quarter ending June 30, 2004 was 719,582 compared to 886,723 for the same period in 2003. The 2004 income was impacted by extraordinary expenses of over 325,000 related to the blowout of the Sam #2 well in April. The second quarter 2004 income, excluding these extraordinary items, would have exceeded 935,707 and 1,897,332 for the six months ended June 30, 2004.

Total revenue for the six months ending June 30th, 2004 was $11,905,677, a 31.7% increase compared to $9,037,316, for the same period in 2003. Net income was $1,681,207 in the first six months of 2004 a 14.2% increase over the $1,471,784 in the first six months of 2003.

Production for the three month period ending June 30, 2004 was 528,910 MCFE compared to 511,744 for the same prior year period, a 3% increase and for the six month period ending June 30, 2004 production increased to 1,188,980 MCFE a 24% increase over the same prior year period.

ROYALE ENERGY, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004 (Unaudited)	2003 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)
Total Revenues	6,392,400	5,042,528	11,905,677	9,037,316
Total Costs and Expenses	5,236,913	3,382,725	9,237,778	6,691,011
Net Income	$ 719,582	$ 886,723	$ 1,681,207	$ 1,471,178
Diluted Earnings Per Share	$ 0.09	$ 0.11	$ 0.21	$ 0.18
Basic Earnings Per Share	$ 0.09	$ 0.11	$ 0.21	$ 0.19

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

About the Company

Headquartered in San Diego, Royale Energy, Inc. engages in the exploration and development of domestic oil and or natural gas, through the application of modern computer-aided exploration technology. Royale Energy has been a leading independent producer of oil and natural gas for nearly 20 years. The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www. ROYL.com

Company Contact

Jennifer Crisologo Royale Energy, Inc. 7676 Hazard Center Drive, Suite 1500 San Diego, CA 92108 Ph: 800.447.8505 Fax: 619.881.2898
Web site: www.royl.com email: ir@royl.com NASDAQ: ROYL